PROSPECTUS                 Pricing Supplement No. 3208
Dated January 10, 1995     Dated September 2, 1998
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration  Statement
                           No. 333-07469
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                     (Floating Rate Notes)

Trade Date:  September 2, 1998

Settlement Date (Original Issue Date):  September 8, 1998

Maturity Date:  September 8, 1999

Principal Amount (in Specified Currency):  USD50,000,000

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.000%

Net Proceeds to Issuer (in Specified Currency):  USD50,000,000

Interest Rate:
  Interest Calculation:
  X Regular Floating Rate
  _ Inverse Floating Rate
  _ Other Floating Rate

  Interest Rate Basis:  _ CD Rate   _ Commercial Paper Rate
  _ Federal Funds Rate (See "Additional Terms - Interest" below)
  X LIBOR   _ Prime Rate  _ Treasury Rate
  _ Other (See "Additional Terms - Interest" below)

Spread   (Plus   or  Minus):   minus  0.050%   basis   points
Spread Multiplier:  N/A

Index  Maturity: 3 Months
Index Currency: U.S. Dollar

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

  Interest Payment Period:  Quarterly

 Interest  Payment Dates: Each March 8, and June  8, September 8
              and December 8 commencing December 8, 1998

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                         (Floating Rate Notes)
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                         Pricing Supplement No. 3208
                         Dated September 2, 1998
                         Rule  424(b)(3)-Registration  Statement
                         No. 33-07469


   Initial Interest Rate Per Annum: To be Determined two London Banking Days prior to the Original Issue Date. "London Banking Day" means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

   Interest  Reset  Periods  and  Dates:      Quarterly  on  each
Interest Payment Date.

   Interest Determination Dates:    Two London Banking Days prior
to each Interest Reset Date.

Form of Notes:

  X  DTC registered        _ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A


Indexed Notes:

  Currency Base Rate:  N/A
                         (Floating Rate Notes)
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                         Pricing Supplement No. 3208
                         Dated September 2, 1998
                         Rule  424(b)(3)-Registration  Statement
                         No. 333-07469

Additional Terms:

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company
   described  in  the  Prospectus  under  the  caption   "Certain
   Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture

Additional Information:

    The  Calculation Agent for the Notes will  be   GECC  Capital
Markets Group, Inc.

   General.

   At June 27, 1998, the Company had outstanding indebtedness totalling $144.969 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 27,1998 excluding subordinated notes payable after one year was equal to $144.272 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

       Year Ended December 31,     Six Months Ended
     1993  1994  1995  1996 1997   June  27, 1998
     1.62  1.63  1.51  1.53 1.48   1.50

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

                         (Floating Rate Notes)
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                         Pricing Supplement No. 3208
                         Dated September 2, 1998
                         Rule  424(b)(3)-Registration  Statement
                         No. 333-07469


   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
   There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1998 and June 27, 1998, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amendced, to which reference is hereby made.

Plan of Distribution:


  GECC Capital Markets Group, Inc. is acting as agent in connection with the distribution of the Notes. In such role, the Agent is not authorized to hold securities or funds on behalf of its customers. Therefore, purchasers will clear and settle directly with the issuer of the Notes. The Agent will receive a selling commission equal to 0.000% of the principal amount of the Notes.